Analyst Day September 30, 2003 Larry Yost, Chairman and CEO

Cautionary Statement Concerning Forward-Looking Statements This presentation contains "forward-looking statements". These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad, including foreign currency exchange rates; availability and cost of raw materials; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; the outcome of the tender offer for common stock of Dana Corp.; successful integration of acquired or merged businesses; achievement of the expected annual savings and synergies from past and future business combinations; competitive product and pricing pressures; the amount of the company's debt; the ability of the company to access capital markets; the credit ratings of the company's debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos- related matters; as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in ArvinMeritor's Securities and Exchange Commission filings.

Recent Developments - Pending Transaction with Dana Corporation The solicitation and offer to purchase is made only pursuant to the Offer to Purchase and related materials that ArvinMeritor and Delta Acquisition Corp. filed with the Securities and Exchange commission on July 9, 2003. Investors and security holders are advised to read such documents because they include important information. Investors and security holders may obtain a free copy of such documents at the SEC's website at www.sec.gov, from ArvinMeritor at 2135 W. Maple Road, Troy, MI 48084, Attn: Investor Relations, or by contacting MacKenzie Partners, Inc. at (212) 929-5500 collect or at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

Summary of Proposed Transaction Dana Corporation: $9.6B revenues $15.00 per share cash offer 39% premium to 30-day average price prior to announcement Value of transaction Equity: $2.2B Total value: $4.3B(2) Creates top 5 global automotive supplier Revenues > $17B (1) Dana 2002 revenues with DCC accounted for on an equity basis per Dana's news release dated February 12, 2003 Includes Dana reported net debt plus minority interest totaling $2.1B as of June 30, 2003 (DCC accounted for on an equity basis) +

Industry Trends Rationale for Dana Acquisition Globalization Aggressive cost reductions Shift to modules and systems Global platforms R&D shift Well-Positioned for Industry Changes Industry Dynamics

A Natural Fit Creates more complete service provider in our LV businesses Creates most complete undercarriage systems capability - from light vehicles to Class 8 trucks Rationale for Dana Acquisition

Light Vehicle Systems - Current Content Tremendous Growth Opportunity

Key LVS Strategy - Grow Undercarriage Module/Systems Capability Combination Offers Competitive Advantage No clear leaders Leverage technology Module to systems integrator Significant content

Opportunity to Improve Dana Performance Key Metrics1 Notes: 1 2002 fiscal year; Dana with DCC accounted for on an equity basis 2 Includes DCC 3 (Net Income + Minority Interest + Tax Effected Interest)/(Debt + Equity + Minority Interest) Rationale for Dana Acquisition Operating margin (%) 5.0 3.8 Sales / employee ($000s) 215 152 Total assets as % of sales 68 90 S, G&A % of sales 5.6 7.5 ROIC - reported 8.5 (1.3) 2 3

Powerful Synergy Potential $200M in annual cost savings Facilities optimization Procurement savings Redundant corporate services Other general and admin. overlap Working capital and fixed asset reductions Proven Track Record of Delivering Synergies Rationale for Dana Acquisition

Antitrust Update Ongoing discussions with FTC Prepared to work with FTC to address any issues, which could include divesting a portion of the combined company's commercial vehicle assets Confident ArvinMeritor can address FTC issues without impairing the value of the transaction

Financing Plan Financing expected to be provided by major relationship banks: Purchase of Dana shares $2.2B cash Dana net debt and minority interest of $2.1B(1) Post closing transaction financing package likely expected to consist of: New, largely unutilized revolving credit facility Term bank debt Accounts receivable securitization High yield bonds Note 1: As of June 30, 2003 (DCC accounted for on an equity basis)

Transaction Highlights Creates significant global player Positions the combined entity to compete / thrive in changing industry Strongly positioned to be a leader in undercarriage modules/systems Creates a more cost efficient company Provides substantial shareholder value Significantly accretive in year one Proven track record of delivering value / successful integration Strategically Advantageous Combination

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